Exhibit (a)(7)

news release

For Immediate Release

Contacts:

Investors:	Media:
Jean Suzuki	Brunswick Group
Investor Relations	Steve Lipin/Cindy Leggett-Flynn
(650) 454-2648	(212) 333-3810
jean.suzuki@facetbiotech.com

MacKenzie Partners

Dan Burch/Larry Dennedy

(800) 322-2885

FACET BIOTECH’S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS CONTINUE TO REJECT BIOGEN IDEC’S TENDER OFFER

— Recommends stockholders not tender shares at $14.50 per share —

Redwood City, Calif., October 19, 2009 – Facet Biotech Corporation (NASDAQ: FACT) today responded to Biogen Idec Inc.’s (NASDAQ: BIIB) announcement that it is extending its unsolicited tender offer to acquire all of the outstanding shares of Facet Biotech common stock for $14.50 per share in cash.

Faheem Hasnain, president and chief executive officer of Facet Biotech, commented: “Biogen Idec has clearly failed to achieve meaningful support for its unsolicited tender offer given the nominal number of shares tendered to date. This is simply an extension of the same proposal that Biogen Idec offered Facet Biotech stockholders on September 4, 2009, which our board of directors reviewed and determined to not be in our stockholders’ best interests and which an overwhelming majority of our stockholders have rejected by not tendering their shares.”

“The recommendation of our board of directors that stockholders reject the offer and not tender their shares to Biogen Idec remains unchanged. We are committed to creating value for all of our stockholders and remain open to appropriate opportunities that will achieve this result. We are confident in our company’s significant growth opportunities and ability to provide value to our stockholders,” Mr. Hasnain concluded.

As of 5:00 p.m. Eastern Time on October 15, 2009, 28,336 shares of Facet Biotech common stock, which represents only 0.1% of the 25,046,212 shares outstanding as of September 28, 2009, had been tendered.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Forward Looking Statements

This press release contains forward-looking statements of Facet Biotech that are not historical facts. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results, including risks and uncertainties associated with Biogen Idec’s tender offer. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the SEC, including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech’s expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.